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                                                                    EXHIBIT 21.1


                           Subsidiaries of Registrant


Guangdong Gosun Communication Equipment Sales Co. Ltd.

Guangdong Gosun Communication Chain Operation Company Limited

Guangzhon Jiexun Communication Equipment Limited

Shanghai Gosun Communications Chain Operation Co. Ltd.

Dongguan Gosun Network Science & Technology Co., Ltd.

Guangzhou Gosun Trade Co., Ltd.